Exhibit 99.1
W HOLDING COMPANY, INC.,
THE FINANCIAL HOLDING COMPANY OF
WESTERNBANK PUERTO RICO,
PROVIDES AN UPDATE ON ITS
COMMON STOCK LISTING
MAYAGUEZ, Puerto Rico, October 8, 2008 — W Holding Company, Inc. (NYSE: WHI), the financial holding company for Westernbank Puerto Rico, today announced that the New York Stock Exchange, Inc. (the “NYSE”) has granted the Company’s request for up to an additional six-month trading period extension for its common stock, subject to reassessment on an ongoing basis. The Company is not in compliance with NYSE Listed Company Manual Section 802.01E because it has not filed its Annual Report on Form 10-K for the year ended December 31, 2007 (the “2007 Form 10-K”). The Company was not able to timely file the 2007 Form 10-K because it has not completed its previously announced restatement of the financial statements of the Company.
The NYSE will closely monitor the Company’s progress in making its delayed filings and the NYSE may accelerate a trading suspension in the Company’s common stock prior to the end of the six-month extended trading period, if circumstances warrant. Additionally, if the Company has not filed all of its delayed filings by March 31, 2009, the end of the six-month trading period extension, the NYSE will initiate suspension and delisting procedures against the Company.
Forward Looking Statements
This press release may contain some information that constitutes “forward-looking statements.” Such information can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe,” or the negatives or other variations of these terms or comparable terminology. Forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management’s control which could cause future results to differ materially from current management expectations or estimates and as such should be understood. Such factors include particularly, but are not limited to the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop. For a discussion of these and other risks and uncertainties, please refer to Item 1A of the Company’s Annual Report on Form 10-K for the most recently completed fiscal year. Except as required by applicable securities laws, the Company does not intend, and specifically disclaims any obligation, to update forward-looking statements.
About the Company
Westernbank Puerto Rico, a wholly owned subsidiary of W Holding Company, Inc., is the second-largest commercial bank in Puerto Rico, based on total assets, operating through 56 full-fledged branches (including 20 Expresso of Westernbank branches), including 33 in the southwestern region of Puerto Rico, 7 in the northeastern region, 14 in the San Juan Metropolitan area and 2 in the eastern region of Puerto Rico, and a fully functional banking site on the Internet.
You may contact Mr. Vixson Baez, with appropriate questions regarding this press release at (787) 834-8000 ext. 5535, or via email at vixson.baez@wbpr.com or westernbank@wbpr.com; or visit http://www.wholding.com.